Filed Pursuant to Rule 424(b)(5)
Registration No. 333-171957

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 21, 2011)

ZBB ENERGY CORPORATION

$7,930,317 of Common Stock

Pursuant to this prospectus supplement and accompanying prospectus, we are offering up to $7,930,317 of shares of common stock, par value $.01 per share, to Aspire Capital Fund, LLC (“Aspire Capital”) under a Common Stock Purchase Agreement entered into on March 13, 2013.

The shares offered include (1) 1,725,490 shares of common stock to be issued to Aspire Capital in consideration for entering into the Common Stock Purchase Agreement (the “Commitment Shares”), (2) 2,941,176 shares of common stock (the “Initial Purchase Shares”) that will be sold to Aspire Capital at a purchase price per share of $0.34, which was the closing price of our common stock on NYSE MKT on March 12, 2013 and (3) additional shares of common stock with an aggregate offering price of up to $6,530,317 (“Purchase Shares”) which may be sold from time to time to Aspire Capital through March 2015. The purchase price for the Purchase Shares will be based upon one of two formulas, depending on the type of purchase notice we present to Aspire Capital. The purchase price for our stock sold pursuant to a regular purchase notice will be the lower of (1) the lowest sale price on the date of sale and (2) the arithmetic average of the three lowest closing sale prices for our common stock during the 12 consecutive business days ending on the business day immediately preceding the date of sale. The purchase price for our stock sold pursuant to a volume-weighted average price purchase notice will be the lower of (1) the closing sale price on the date of sale and (2) 95% of the volume-weighted average price for our common stock traded on the NYSE MKT for the purchase date (or (a) if trading volume exceeds a certain limit as specified in the Common Stock Purchase Agreement or (b) if the sale price of the common stock falls below a certain threshold as specified in the Common Stock Purchase Agreement, the purchase price will be 95% of the volume-weighted average price for the trading volume for the portion of the purchase date up to such time).

Our common stock is traded on the NYSE MKT under the symbol “ZBB.”  As of March 13, 2013, the aggregate market value of our outstanding common stock held by non-affiliates was $28,206,366 based on 77,608,535 shares of outstanding common stock, of which 72,324,016 shares are held by non-affiliates, and a per share price of $0.39 based on the closing sale price of our common stock as quoted on the NYSE MKT on February 12 , 2013.  Following the sale of shares in this offering, we have sold securities with an aggregate market value of $9,402,122 pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on and includes the date hereof.

Before you invest, you should carefully read this prospectus supplement, the accompanying prospectus and all information incorporated by reference therein.  These documents contain information you should consider when making your investment decision.

Investing in these securities involves significant risks.  Please read “Risk Factors” on page S-3 and in the documents incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 13, 2013.

TABLE OF CONTENTS
Prospectus Supplement

TABLE OF CONTENTS
Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of shares of our common stock, and also adds to and updates information contained in or incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more information about us and the type of securities we may offer from time to time under our shelf registration statement. To the extent there is a conflict between the information contained, or referred to, in this prospectus supplement, on the one hand, and the information contained, or referred to, in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control. We have not authorized any broker, dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy shares of our common stock, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy shares of our common stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement and any accompanying prospectus is delivered or shares of our common stock are sold on a later date.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to the “Company,” “we,” “us” and “our” refer to ZBB Energy Corporation.

THE OFFERING
Securities being offered by us in this offering	Up to $7,930,317 of shares of common stock, par value $0.01 per share
Manner of offering
(1) 1,725,490 Commitment Shares will be issued to Aspire Capital in consideration for entering into the Purchase Agreement, (2) 2,941,176 Initial Purchase Shares will be sold to Aspire Capital upon Commencement (as defined in the Purchase Agreement) for total proceeds of $1,000,000, and (3) additional Purchase Shares will be sold to Aspire Capital from time to time, subject to certain minimum stock price requirements and daily caps for an aggregate offering price of up to $6,530,317.  See “The Aspire Transaction” and “Plan of Distribution.”

Purchase Price of Shares
The purchase price for the Initial Purchase Shares will be $0.34, which was the closing price of our common stock on NYSE MKT on March 12, 2013.  The purchase price for any additional Purchase Shares will be determined by formulas set forth in the Purchase Agreement on the purchase date for such shares, depending on the type of notice and the historical and current trading prices of our common stock on NYSE MKT. See “The Aspire Transaction” and “Plan of Distribution.”

Common stock to be outstanding after this offering (1)
Assuming the sale of all additional Purchase Shares offered hereby at a purchase price of $0.34, which was the closing price of our common stock on NYSE MKT on March 12, 2013, 101,482,016 shares of common stock.

Use of proceeds	Any net proceeds we may receive will be used for general corporate purposes. See “Use of Proceeds.”
Risk factors
Investing in our common stock involves a high degree of risk and purchasers of our common stock may lose their entire investment. See “Risk Factors” and the other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our securities.

(1)
(1)The number of shares of our common stock to be outstanding after this offering is based on 77,608,535 shares of our common stock outstanding as of March 13, 2013.  This number does not include:
•
• 7,109,030  shares of our common stock issuable pursuant to outstanding non-related party warrants at a weighted average exercise price of $0.63;

• 4,576,914 shares of our common stock issuable pursuant to outstanding stock options at a weighted average exercise price of $1.14;

• 5,008,436 shares of our common stock issuable pursuant to outstanding restricted stock unit awards;

• 6,390,953 shares of common stock reserved for future grants and awards under our equity incentive plans; and

• up to an additional $2,469,683 of Purchase Shares we may sell to Aspire Capital under the Purchase Agreement not covered by this prospectus supplement.

RISK FACTORS

Investing in our securities involves risk.  See the risk factors described in our Annual Report on Form 10-K for our most recent fiscal year (together with any material changes thereto contained in subsequent filed Quarterly Reports on Form 10-Q) those contained in our other filings with the SEC, which are incorporated by reference in this prospectus supplement and the risks described below.

Our management team will have broad discretion over the use of the net proceeds from this offering.

Our management will use its discretion to direct the net proceeds from this offering. We intend to use all of the net proceeds, together with cash on hand, for general corporate purposes. General corporate purposes may include working capital, capital expenditures, development costs, strategic investments, regularly scheduled debt payments or possible acquisitions. Our management’s judgments may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

The sale of our common stock to Aspire Capital may cause substantial dilution to our existing shareholders and the sale of the shares of common stock acquired by Aspire Capital could cause the price of our common stock to decline.

This prospectus supplement covers the issuance of the Commitment Shares, the sale of the Initial Purchase Shares and the sale of up to an additional $6,530,317 of Purchase Shares.  It is anticipated that the Purchase Shares will be sold over a period of up to 24 months from the date of this prospectus supplement. The total number of shares ultimately offered for sale to Aspire Capital under this prospectus supplement is dependent upon the number of Purchase Shares we elect to sell to Aspire Capital under the Purchase Agreement and the number of shares we are permitted to sell under applicable rules and regulations. Depending upon market liquidity at the time, sales of shares of our common stock under the Purchase Agreement may cause the trading price of our common stock to decline.  In addition to the shares to which this prospectus supplement relates, the Purchase Agreement provides for the sale of up to an additional $2,469,683 of Purchase Shares.

We may ultimately sell to Aspire Capital all, some or none of the Purchase Shares covered by this prospectus supplement and the additional $2,469,683 Purchase Share that may be sold under the Purchase Agreement. After Aspire Capital has acquired shares under the Purchase Agreement, it may sell all, some or none of those shares. Sales to Aspire Capital by us pursuant to the Purchase Agreement under this prospectus supplement may result in substantial dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock to Aspire Capital in this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to control the timing and amount of any sales of our shares to Aspire Capital and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

USE OF PROCEEDS

We intend to use the estimated net proceeds from the sale of these securities for general corporate purposes. General corporate purposes may include working capital, capital expenditures, development costs, strategic investments, regularly scheduled debt payments or possible acquisitions. We have not yet determined the amount of net proceeds to be used specifically for any particular purposes or the timing of these expenditures.  Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from the sale of these securities.

DILUTION

Our net tangible book value as of December 31, 2012, was approximately $4.9 million or $0.06 per share of common stock. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. After giving effect to (1) the issuance of the 1,725,490 Commitment Shares, (2) the initial sale of the 2,941,176 Initial Purchase Shares, at a purchase price of $0.34 per share, and (3) the potential subsequent sale of $6,530,317 additional Shares at an assumed offering price of $0.34 per share, which was the closing price of our common stock on NYSE MKT on March 12, 2013, and after deducting estimated offering commissions and expenses payable by us, our net tangible book value as of December 31, 2012 would have been approximately $12.4 million, or $0.12 per share of common stock. This represents an immediate increase in net tangible book value of $0.06 per share to existing shareholders and an immediate dilution in net tangible book value of $0.22 per share to new investors in this offering.  The following table illustrates this calculation.

Assumed offering price per share		$0.34
Net tangible book value per share as of December 31, 2012	$0.06
Increase per share attributable to this offering	$0.06
As adjusted tangible book value per share after this offering		$0.12
Dilution per share to new investors in this offering		$0.22

The number of shares of common stock outstanding in the table and calculations above is based on 77,568,535 shares outstanding as of December 31, 2012 and excludes:

•	7,109,030 shares of our common stock issuable pursuant to outstanding non-related party warrants at a weighted average exercise price of $0.63;

•	4,576,914 shares of our common stock issuable pursuant to outstanding stock options at a weighted average exercise price of $1.14;

•	5,008,436 shares of our common stock issuable pursuant to outstanding restricted stock unit awards; and

•	6,390,953 shares of common stock reserved for future grants and awards under our equity incentive plans; and

•	up to an additional $2,469,683 of Purchase Shares we may sell to Aspire Capital under the Purchase Agreement not covered by this prospectus supplement.

DESCRIPTION OF SECURITIES WE ARE OFFERING

In this offering, we are offering up to $7,930,317 of shares of our common stock. The material terms and provisions of our common stock are described below.

Common Stock

The material terms and provisions of our common stock are described under the caption “Description of Common Stock We May Offer” starting on page 15 of the accompanying prospectus.

On March 12, 2013, the last sale price for our common stock as reported by the NYSE MKT was $0.34  per share.

We have never declared or paid any cash dividends with respect to our common stock. We currently anticipate that we will retain all future earnings for the operation and expansion of our business and do not intend to declare dividends in the foreseeable future.

THE ASPIRE TRANSACTION

General

On March 13, 2013, we entered into the Common Stock Purchase Agreement (the “Purchase Agreement”), pursuant to which we may issue and sell shares of our common stock having an aggregate offering price of up to $10 million from time to time to Aspire Capital. In accordance with the terms of the Purchase Agreement, upon Commencement (as defined in the Purchase Agreement) we agreed to issue 1,725,490 Commitment Shares to Aspire Capital in consideration for entering into the Purchase Agreement, sell 2,941,176 Initial Purchase Shares to Aspire Capital for total proceeds of $1,000,000, and sell up to an additional $9.0 million of Purchase Shares to Aspire Capital over a 24-month period.

This prospectus supplement covers the issuance of the Commitment Shares, the sale of the Initial Purchase Shares and the issuance and sale of up to an additional $6,530,317 of Purchase Shares.  The issuance and sale of the Commitment Shares and the Initial Purchase Shares is anticipated to occur on or about March 18, 2013, subject to customary closing conditions including receipt of approval of the Company’s application for listing of additional shares from NYSE MKT. In addition to the shares to which this prospectus supplement relates, the Purchase Agreement provides for the sale up to an additional $2,469,683 of Purchase Shares to Aspire Capital.  Pursuant to the terms of a Registration Rights Agreement we entered into with Aspire Capital pursuant to the Purchase Agreement, we are obligated to register, to the extent necessary and permissible, all shares of our common stock issuable pursuant to the Purchase Agreement.

After Commencement, on any business day on which the closing sale price of our common stock equals or exceeds $0.15 per share, over the 24-month term of the Purchase Agreement, we have the right, in our sole discretion, to present Aspire Capital with a Purchase Notice, directing Aspire Capital (as principal) to purchase up to 200,000 shares of our common stock per business day at the applicable Purchase Price; however, no sale pursuant to such Purchase Notice may exceed three hundred thousand dollars ($300,000) per business day, unless we and Aspire Capital mutually agree.  We also may mutually agree with Aspire Capital to increase the number of Purchase Shares that may be sold per business day to as much as an additional 2,000,000 shares per business day.  In addition, on any date on which we submit a Purchase Notice for at least 200,000 Purchase Shares to Aspire Capital, we also have the right, in our sole discretion, to present Aspire Capital with a VWAP Purchase Notice directing Aspire Capital to purchase an amount of common stock equal to up to 30% of the aggregate shares of our common stock traded on the NYSE MKT on the VWAP Purchase Date, subject to VWAP Minimum Price Threshold and the VWAP Purchase Share Volume Maximum (both as defined below).

There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Aspire Capital. Under the terms of the Purchase Agreement, Aspire Capital has no right to require that we offer any additional Purchase Shares for sale, but Aspire Capital is obligated to purchase any such additional Purchase Shares from us as we direct in accordance with the Purchase Agreement. There are no limitations on use of proceeds, financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. We did not pay any additional placement agent fees or any additional amounts to reimburse or otherwise compensate Aspire Capital in connection with the transaction, other than the Commitment Shares offered in consideration for entering into the Purchase Agreement. The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us, on one business day’s notice.

Purchase Of Shares Under The Purchase Agreement

Upon Commencement, on any business day over the 24-month term of the Purchase Agreement, we have the right, in our sole discretion, to present Aspire Capital with a purchase notice (each a “Purchase Notice”), directing Aspire Capital (as principal) to purchase up to 200,000 shares of our common stock per business day at the applicable Purchase Price (as defined below); however, no sale pursuant to such Purchase Notice may exceed three hundred thousand dollars ($300,000) per business day, unless we and Aspire Capital mutually agree. We also may mutually agree with Aspire Capital to increase the number of Purchase Shares that may be sold per business day up to an additional 2,000,000 shares per business day. The purchase price per Purchase Share (the “Purchase Price”) is the lower of:

•	The lowest sale price for the common stock on the date of sale; and

•
The arithmetic average of the three lowest closing sale prices for the common stock during the 12 consecutive business days ending on the business day immediately preceding the purchase date of such Purchase Shares.

In addition, on any date on which we submit a Purchase Notice for 200,000 Purchase Shares to Aspire Capital and the closing sale price of our common stock is higher than $0.40, we also have the right, in our sole discretion, to present Aspire Capital with a volume-weighted average price purchase notice (each, a “VWAP Purchase Notice”) directing Aspire Capital to purchase a number of shares of our common stock equal to a percentage (not to exceed 30%) of the aggregate number of shares of our common stock traded on the NYSE MKT on the next business day (the “VWAP Purchase Date”). The purchase price per Purchase Share pursuant to such VWAP Purchase Notice (the “VWAP Purchase Price”) is the lower of:

•	The closing sale price for the common stock on the VWAP Purchase Date as reported by the NYSE MKT; and

•
95% of the volume-weighted average price for our common stock traded on the NYSE MKT during normal trading hours on the VWAP Purchase Date, subject to the VWAP Purchase Share Volume Maximum and the VWAP Minimum Price Threshold (both as defined below).

However, if the aggregate number of our shares traded on such date exceeds the quotient obtained by dividing (x) the number of shares Aspire Capital will be required to purchase by (y) our requested purchase percentage, each as specified in the VWAP Purchase Notice (such quotient, the “VWAP Purchase Share Volume Maximum”), the VWAP Purchase Price will be 95% of the volume weighted average price for the portion of such business day until such time as the aggregate shares to be purchased equals the VWAP Purchase Share Volume Maximum. Further, such purchase shall automatically be deemed completed at such time on the VWAP Purchase Date that the sale price of our common stock falls below the greater of (i) 90% of the closing price of our common stock on the trading day immediately preceding the VWAP Purchase Date or (ii) such higher price as set forth by us on the VWAP Purchase Notice (the “VWAP Minimum Price Threshold”). In such a case, the VWAP Purchase Price will be determined using (a) the percentage set forth in the VWAP Purchase Notice of the aggregate shares traded for such portion of the VWAP Purchase Date prior to the time that the sale price of our common stock fell below the VWAP Minimum Price Threshold and (b) the volume weighted average price of our common stock sold during such portion of the VWAP Purchase Date prior to the time that the sale price of our common stock fell below the VWAP Minimum Price Threshold.

The Purchase Price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the trading day(s) used to compute the Purchase Price. We may deliver multiple Purchase Notices to Aspire Capital from time to time during the term of the Purchase Agreement, so long as the most recent purchase has been completed.

Minimum Share Price

Under the Purchase Agreement, the Company and Aspire Capital may not effect any sales of shares of our common stock pursuant to the Purchase Agreement on any business day that the closing sale price of our common stock is less than $0.15 per share.

Compliance with NYSE MKT Rules

The Purchase Agreement provides that the number of shares that may be sold pursuant to the Purchase Agreement (including the Initial Purchase Shares and Commitment Shares) shall be limited to 15,521,706 shares, which represents 19.99% of our outstanding shares as of March 12, 2013, unless shareholder approval is obtained to issue more than 19.99%, as may be required by the applicable listing maintenance rules of the NYSE MKT.  We are not required or permitted to issue any shares of common stock under the Purchase Agreement if such issuance would breach our obligations under the rules or regulations of the NYSE MKT.

Events of Default

Aspire Capital may terminate the Purchase Agreement upon the occurrence of any of the following events of default:

•
the effectiveness of any registration statement that is required to be maintained effective pursuant to the terms of the registration rights agreement between us and Aspire Capital lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable for sale of our shares of common stock in accordance with the terms of the registration rights agreement, and such lapse or unavailability continues for a period of ten consecutive business days or for more than an aggregate of thirty business days in any 365-day period, which is not in connection with a post-effective amendment to any such registration statement or the filing of a new registration statement required to be declared effective by the SEC (in which event such lapse or unavailability may continue for a period of no more than twenty consecutive business days and such period may be extended for an additional twenty business days if we receive a comment letter from the SEC in connection therewith);

•	the suspension from trading or failure of our common stock to be listed on our principal market for a period of three consecutive business days;

•
the delisting of our common stock from our principal market, and our common stock is not immediately thereafter trading on the New York Stock Exchange, NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Capital Market, the OTC Bulletin Board or the OTCQB or OTCQX market places of the OTC Markets;

•
the failure for any reason by our transfer agent to issue Purchase Shares that Aspire Capital is entitled to receive under the Purchase Agreement to Aspire Capital within five business days after an applicable purchase date;

•
any breach by us of the representations or warranties or covenants contained in the Purchase Agreement or any related agreements which could have a material adverse effect on us, subject to a cure period of five business days;

•	any person commences a proceeding against us pursuant to or within the meaning of any bankruptcy law;

•
if we, pursuant to any bankruptcy law, (i) commence a voluntary case, (ii) consent to the entry of an order for relief against us in an involuntary case, (iii) consent to the appointment of a custodian for us or for all or substantially all of our property, (iv) make a general assignment for the benefit of our creditors or (v) we become insolvent;

•
if a court of competent jurisdiction enters an order or decree under any bankruptcy law that (i) is for relief against us in an involuntary case, (ii) appoints a custodian for all or substantially all of our property or (iii) orders the liquidation of us or any of our subsidiaries; or

•
if at any time after the date on which we may begin sales of Purchase Shares, the Exchange Cap is reached unless and until shareholder approval is obtained pursuant to the Purchase Agreement (which such Exchange Cap shall be reached at such time if, upon submission of a Purchase Notice or VWAP Purchase Notice under the Purchase Agreement, the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which we may issue under the Purchase Agreement without breaching our obligations under the rules or regulations of the NYSE MKT).

Our Termination Rights

We may terminate the Purchase Agreement at any time, in our discretion, without any cost or penalty, upon one business day’s notice.

No Short-Selling or Hedging by Aspire Capital

Aspire Capital has agreed that neither it nor any of its agents, representatives and affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Shareholders

The Purchase Agreement does not limit the ability of Aspire Capital to sell any or all of the shares it receives in this offering. It is anticipated that shares in this offering will be sold to Aspire Capital over a period of up to approximately 24 months from the date of this prospectus supplement. The subsequent resale by Aspire Capital of a significant amount of shares sold to Aspire Capital in this offering at any given time could cause the market price of our common stock to decline or to be highly volatile. Aspire Capital may ultimately purchase all, some or none of the additional common stock offered, together with the Commitment Shares and Initial Purchase Shares, under this prospectus supplement. Aspire Capital may sell all, some or none of the Commitment Shares and Purchase Shares it acquires. Therefore, sales to Aspire Capital by us pursuant to the Purchase Agreement and this prospectus supplement also may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of any sales of our shares to Aspire Capital and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

This prospectus supplement covers the issuance of the Commitment Shares, the sale of the Initial Purchase Shares and the issuance and sale of up to an additional $6,530,317 of Purchase Shares  It is anticipated that the Purchase Shares will be sold over a period of up to 24 months from the date of this prospectus supplement.  The number of shares ultimately offered for sale to Aspire Capital in this offering is dependent upon the number of shares we elect to sell to Aspire Capital under the Purchase Agreement.  In addition to the shares to which this prospectus supplement relates, the Purchase Agreement provides for the sale of up to an additional $2,469,683 of Purchase Shares.

The following table sets forth certain information concerning the additional Purchase Shares covered by this Prospectus Supplement that may be purchased by Aspire Capital under the Purchase Agreement at varying assumed purchase prices:

Assumed Average Purchase Price for Sales after the Initial Purchase(1)	Number of Shares to be Sold if Full Purchase(2)	Percentage of Outstanding Shares After Giving Effect to the Sale to Aspire Capital(3)	Proceeds from the Sale of Shares to Aspire Capital after the Initial Purchase
$0.15	43,535,447	35.1%	$6,530,317
$0.30	21,767,723	21.3%	$6,530,317
$0.50	13,060,634	14.0%	$6,530,317
$0.75	8,707,089	9.8%	$6,530,317

(1)	The “Initial Purchase” to Aspire Capital is 2,941,176 shares of common stock for $1,000,000.

(2)	Excludes the shares to be issued as Commitment Shares and disregards the potential application of the 19.99% Exchange Cap limitation, to the extent applicable.

(3)	Based on 80,549,711 shares of our common stock outstanding following the issuance of the Commitment Shares and the Initial Purchase Shares. This number does not take into account:

•	7,109,030 shares of our common stock issuable pursuant to outstanding non-related party warrants at a weighted average exercise price of $0.63;

•	4,576,914 shares of our common stock issuable pursuant to outstanding stock options at a weighted average exercise price of $1.14;

•	5,008,436 shares of our common stock issuable pursuant to outstanding restricted stock unit awards;

•	6,390,953 shares of common stock reserved for future grants and awards under our equity incentive plans; and

•	up to an additional $2,469,683 of Purchase Shares we may sell to Aspire Capital under the Purchase Agreement not covered by this prospectus supplement.

Information with Respect to Aspire Capital

As of the date of the Purchase Agreement, Aspire Capital did not beneficially own any shares of our common stock. Steven G. Martin, Erik J. Brown and Christos Komissopoulos, the principals of Aspire Capital, are deemed to be beneficial owners of all of the shares of common stock owned by Aspire Capital. Messrs. Martin, Brown and Komissopoulos will have shared voting and investment power over any shares purchased by Aspire Capital under this prospectus supplement in connection with the transactions contemplated under the Purchase Agreement. Aspire Capital is not a licensed broker-dealer or an affiliate of a licensed broker-dealer.

PLAN OF DISTRIBUTION

We entered into the Purchase Agreement with Aspire Capital on March 13, 2013. In consideration for entering into the Purchase Agreement, we will issue the Commitment Shares to Aspire Capital. The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, Aspire Capital is irrevocably committed to purchase up to an aggregate of $10 million of shares of our common stock over the 24-month term of the Purchase Agreement.

The Purchase Agreement provides that we will sell the Initial Purchase Shares to Aspire Capital upon Commencement for the purchase price of $1,000,000. The Purchase Agreement further provides that from time to time over the term of the Purchase Agreement, on any business day that the closing sale price of our common stock equals or exceeds $0.15 per share, at our sole discretion, we may present Aspire Capital with a Purchase Notice directing Aspire Capital to purchase up to 200,000 Purchase Shares per business day at the Purchase Price on that day. We may mutually agree with Aspire Capital to increase the number of shares that may be sold per business day to as much as an additional 2,000,000 shares per business day.

In addition, on any date on which we submit a 200,000 share Purchase Notice to Aspire Capital and the closing sale price of our common stock is higher than $0.40, we also have the right, in our sole discretion, to present Aspire Capital with a VWAP Purchase Notice directing Aspire Capital to purchase an amount of common stock equal to up to 30% of the aggregate shares of our common stock traded on the NYSE MKT on the VWAP Purchase Date, subject to the VWAP Minimum Price Threshold and the VWAP Purchase Share Volume Maximum.

Aspire Capital may be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

Neither we nor Aspire Capital can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Aspire Capital, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus supplement. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any other required information.

We will pay all of the expenses incident to the registration, offering and sale of the shares to Aspire Capital. We have agreed to indemnify Aspire Capital and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Aspire Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the Purchase Agreement.

We may suspend the sale of shares to Aspire Capital pursuant to this prospectus supplement for certain periods of time for certain reasons, including if the prospectus supplement is required to be supplemented or amended to include additional material information.

This offering will terminate on the date that all shares offered by this prospectus supplement have been sold to Aspire Capital.

LEGAL MATTERS

The validity of the securities offered pursuant to this prospectus supplement will be passed upon for us by K&L Gates, LLP and Godfrey & Kahn, S.C.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information contained in this prospectus supplement and the accompanying prospectus and information that we file with the SEC in the future and incorporate by reference into this prospectus supplement and the accompanying prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (other than Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 and exhibits filed on such form that are related to such items) we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the sale of all the securities covered by this prospectus supplement:

•	our Annual Report on Form 10-K for the year ended June 30, 2012 (filed on September 19, 2012);

•
the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended June 30, 2012 from our definitive proxy statement on Schedule 14A, filed with the SEC on September 25, 2012;

•	our Quarterly Reports on Form 10-Q filed with the SEC on November 13, 2012 and February 14, 2013;

•
our Current Reports on Form 8-K filed with the SEC on July 3, 2012, July 3, 2012, November 7, 2012 and November 9, 2012 (other than the portions of these reports furnished but not filed pursuant to SEC rules and the exhibits filed on such form that relate to such portions); and

•
the description of our common stock contained in the Company’s Registration Statement on Form SB-2, filed with the SEC pursuant to Section 12(g) of the Exchange Act on October 27, 2006, including any further amendment or report filed hereafter for the purpose of updating such description.

You may request a copy of these filings, at no cost, from us at Attention: Secretary, N93 W14475 Whittaker Way, Menomonee Falls, WI  53051 or you may call us at (262) 253-9800.

$25,000,000

Common Stock
Preferred Stock
Debt Securities
Warrants

800,000 Shares of Common Stock

Offered by the
Selling Stockholder

This prospectus relates to common stock, preferred stock, debt securities and warrants that we may sell from time to time in one or more offerings up to a total public offering price of $25,000,000 on terms to be determined at the time of sale. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement for those securities.

In addition to the primary offering of securities described above, up to 800,000 shares of common stock may be sold from time to time in one or more offerings by the selling stockholder identified on page 17. We will not receive any proceeds from sales of shares of our common stock by the selling stockholder.

Our common stock trades on the NYSE Amex Market under the symbol “ZBB”.

These securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. See “Plan of Distribution” in this prospectus. We may also describe the plan of distribution for any particular offering of these securities in any applicable prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 21, 2011.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You can inspect and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D. C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding issuers, such as ZBB Energy Corporation (www.sec.gov). Our web site is located at www.zbbenergy.com. The information contained on our web site is not part of this prospectus.

This prospectus “incorporates by reference” certain information that we have filed with the SEC under the Securities Exchange Act of 1934. This means we are disclosing important information to you by referring you to those documents. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering is terminated:

•	Annual Report on Form 10-K for the fiscal year ended June 30, 2010 as filed on September 10, 2010;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 as filed on November 15, 2010;

•
Current Reports on Form 8-K filed on August 23, 2010, August 31, 2010, September 3, 2010, September 17, 2010, October 8, 2010, October 12, 2010, October 13, 2010, December 6, 2010, December 7, 2010, December 30, 2010, January 5, 2011 and January 24, 2011 (other than the portions of those documents furnished but deemed not to have been filed); and

•
The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form SB-2, filed with the SEC pursuant to Section 12(g) of the Exchange Act on October 27, 2006, including any further amendment or report filed hereafter for the purpose of updating such description.

You should rely only on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document. All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus or after the date of the registration statement of which this prospectus forms a part and prior to the termination of the offering will be deemed to be incorporated in this prospectus by reference and will be a part of this prospectus from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

We will provide, upon written or oral request, without charge to you, including any beneficial owner to whom this prospectus is delivered, a copy of any or all of the documents incorporated herein by reference other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this prospectus incorporates.  You should direct a request for copies to us at Attention:  Secretary, N93 W14475 Whittaker Way, Menomonee Falls, WI  53051 or you may call us at (262) 253-9800.

FORWARD-LOOKING STATEMENTS

Certain information set forth in this prospectus or incorporated by reference in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are intended to be covered by the “safe harbor” created by those sections.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “would,” “could,” “seek,” “intend,” “plan,” “estimate,” “goal,” “anticipate,” “project” or other comparable terms.  Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties included in this prospectus under the caption “Risk Factors,” and those risks and uncertainties described in the documents incorporated by reference into this prospectus. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. We further caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein or in the accompanying prospectus (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

PROSPECTUS SUMMARY

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC utilizing a “shelf” registration process.  Under this shelf process, we may from time to time, sell any combination of securities described in this prospectus in one or more offerings.  This prospectus provides you with a general description of the securities we may offer.  Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities being offered.

This prospectus also relates to 800,000 shares of common stock that may be offered and sold by the selling stockholder referred to in this prospectus. We will not receive any of the proceeds from any sale of shares by the selling stockholder.

We may add or modify in a prospectus supplement any of the information contained in this prospectus or in the documents that we have incorporated into this prospectus by reference.  If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement.  You should read both this prospectus and any applicable prospectus supplement together with additional information described above under the heading “Where You Can Find More Information.”

When acquiring any securities discussed in this prospectus, you should rely on the information provided in this prospectus and the prospectus supplement, including the information incorporated by reference.  Neither we, nor any underwriters or agents, have authorized anyone to provide you with different information.  We are not offering the securities in any state where such an offer is prohibited.  You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date mentioned on the cover page of those documents.  You should also carefully review the section entitled “Risk Factors”, which highlights certain risks associated with an investment in our securities, to determine whether an investment in our securities is appropriate for you.

References in this prospectus to “ZBB”, the “Company”, “we”, “us” and “our” are to ZBB Energy Corporation and its subsidiaries.

THE COMPANY

ZBB Energy Corporation (NYSE AMEX: ZBB) provides advanced electrical power management platforms targeted at the growing global need for distributed renewable energy, energy efficiency, power quality, and grid modernization. ZBB and its power electronics subsidiary, Tier Electronics, LLC have developed a portfolio of intelligent power management platforms that directly integrate multiple renewable and conventional onsite generation sources with rechargeable zinc bromide flow batteries and other storage technology. The company also offers advanced systems to directly connect wind and solar equipment to the grid and systems that can form various levels of micro-grids. Tier Electronics participates in the energy efficiency markets through their hybrid vehicle control systems, and power quality markets with their line of regulation solutions. Together, these platforms solve a wide range of electrical system challenges in global markets for utility, governmental, commercial, industrial and residential end customers. A developer and manufacturer of its modular, scalable and environmentally friendly power systems (“ZESS POWR™”), ZBB Energy was founded in 1998 and is headquartered in Wisconsin, USA with offices also located in Perth, Western Australia.

USE OF PROCEEDS

We currently intend to use the estimated net proceeds from the sale of these securities for general corporate and working capital purposes, including to fund strategic initiatives that we may undertake from time to time and for product development. We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from the sale of these securities. Our plans to use the estimated net proceeds from the sale of these securities may change, and if they do, we will update this information in a prospectus supplement.

We will not receive any proceeds from any sales of shares of our common stock by the selling stockholder.

RISK FACTORS

Investing in our securities involves risk.  See the risk factors described in our Annual Report on Form 10-K for our most recent fiscal year (together with any material changes thereto contained in subsequent filed Quarterly Reports on Form 10-Q) and those contained in our other filings with the SEC, which are incorporated by reference in this prospectus and any accompanying prospectus supplement.

The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of risks applicable to the particular types of securities that we are offering under that prospectus supplement.  Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the caption “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained in the prospectus supplement or appearing or incorporated by reference in this prospectus.  These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline.  You could lose all or part of your investment.

DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

We may sell the securities being offered pursuant to this prospectus directly to purchasers, to or through underwriters, through dealers or agents, or through a combination of such methods. The prospectus supplement with respect to the securities being offered will set forth the terms of the offering of those securities, including the names of the underwriters, dealers or agents, if any, the purchase price, the net proceeds to us, any underwriting discounts and other items constituting underwriters’ compensation, the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

General

The debt securities that we may issue will constitute debentures, notes, bonds or other evidences of indebtedness of ZBB, to be issued in one or more series, which may include senior debt securities, subordinated debt securities and senior subordinated debt securities. The particular terms of any series of debt securities we offer, including the extent to which the general terms set forth below may be applicable to a particular series, will be described in a prospectus supplement relating to such series.

Debt securities that we may issue will be issued under an indenture between us and a trustee qualified to act as such under the Trust Indenture Act of 1939.  We have filed the form of the indenture as an exhibit to the registration statement of which this prospectus is a part.  When we refer to the “indenture” in this prospectus, we are referring to the indenture under which your debt securities are issued as supplemented by any supplemental indenture applicable to your debt securities.  We will provide the name of the trustee in any prospectus supplement related to the issuance of debt securities, and we will also provide certain other information related to the trustee, including describing any relationship we have with the trustee, in such prospectus supplement.

THE FOLLOWING DESCRIPTION IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE INDENTURE. IT DOES NOT RESTATE THE INDENTURE IN ITS ENTIRETY. THE INDENTURE IS GOVERNED BY THE TRUST INDENTURE ACT OF 1939. THE TERMS OF THE DEBT SECURITIES INCLUDE THOSE STATED IN THE INDENTURE AND THOSE MADE PART OF THE INDENTURE BY REFERENCE TO THE TRUST INDENTURE ACT. WE URGE YOU TO READ THE INDENTURE BECAUSE IT, AND NOT THIS DESCRIPTION, DEFINES YOUR RIGHTS AS A HOLDER OF THE DEBT SECURITIES.

Information You Will Find In The Prospectus Supplement

The indenture provides that we may issue debt securities from time to time in one or more series and that we may denominate the debt securities and make them payable in foreign currencies. The indenture does not limit the aggregate principal amount of debt securities that can be issued thereunder. The prospectus supplement for a series of debt securities will provide information relating to the terms of the series of debt securities being offered, which may include:

•	the title and denominations of the debt securities of the series;

•	any limit on the aggregate principal amount of the debt securities of the series;

•	the date or dates on which the principal and premium, if any, with respect to the debt securities of the series are payable or the method of determination thereof;

•	the rate or rates, which may be fixed or variable, at which the debt securities of the series shall bear interest, if any, or the method of calculating and/or resetting such rate or rates of interest;

•	the dates from which such interest shall accrue or the method by which such dates shall be determined and the duration of the extensions and the basis upon which interest shall be calculated;

•
the interest payment dates for the series of debt securities or the method by which such dates will be determined, the terms of any deferral of interest and any right of ours to extend the interest payments periods;

•	the place or places where the principal and interest on the series of debt securities will be payable;

•	the terms and conditions upon which debt securities of the series may be redeemed, in whole or in part, at our option or otherwise;

•
our obligation, if any, to redeem, purchase, or repay debt securities of the series pursuant to any sinking fund or other specified event or at the option of the holders and the terms of any such redemption, purchase, or repayment;

•
the terms, if any, upon which the debt securities of the series may be convertible into or exchanged for other securities, including, among other things, the initial conversion or exchange price or rate and the conversion or exchange period;

•
if the amount of principal, premium, if any, or interest with respect to the debt securities of the series may be determined with reference to an index or formula, the manner in which such amounts will be determined;

•
if any payments on the debt securities of the series are to be made in a currency or currencies (or by reference to an index or formula) other than that in which such securities are denominated or designated to be payable, the currency or currencies (or index or formula) in which such payments are to be made and the terms and conditions of such payments;

•	any changes or additions to the provisions of the indenture dealing with defeasance, including any additional covenants that may be subject to our covenant defeasance option;

•
the currency or currencies in which payment of the principal and premium, if any, and interest with respect to debt securities of the series will be payable, or in which the debt securities of the series shall be denominated, and the particular provisions applicable thereto in accordance with the indenture;

•
the portion of the principal amount of debt securities of the series which will be payable upon declaration of acceleration or provable in bankruptcy or the method by which such portion or amount shall be determined;

•	whether the debt securities of the series will be secured or guaranteed and, if so, on what terms;

•	any addition to or change in the events of default with respect to the debt securities of the series;

•	the identity of any trustees, authenticating or paying agents, transfer agents or registrars;

•	the applicability of, and any addition to or change in, the covenants currently set forth in the indenture;

•	the subordination, ranking or priority, if any, of the debt securities of the series and terms of the subordination;

•	any other terms of the debt securities of the series which are not prohibited by the indenture; and

•
whether securities of the series shall be issuable as registered securities or bearer securities (with or without interest coupons), and any restrictions applicable to the offering, sale or delivery of such bearer securities and the terms upon which such bearer securities of a series may be exchanged for registered securities, and vice versa.

Holders of debt securities may present debt securities for exchange in the manner, at the places, and subject to the restrictions set forth in the debt securities, the indenture, and the prospectus supplement. We will provide these services without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indenture, any board resolution establishing such debt securities and any applicable indenture supplement. Debt securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery.

Senior Debt

We may issue senior debt securities under the indenture and any coupons that will constitute part of our senior debt. Unless otherwise set forth in the applicable indenture supplement and described in a prospectus supplement, the senior debt securities will be senior unsecured obligations, ranking equally with all of our existing and future senior unsecured debt. The senior debt securities will be senior to all of our subordinated debt and junior to any secured debt we may incur as to the assets securing such debt.

Subordinated Debt

We may issue subordinated debt securities under the indenture and any coupons that will constitute part of such subordinated debt. These subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the indenture and any applicable indenture supplement, to all of our senior indebtedness.

If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference will set forth the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

Senior Subordinated Debt

We may issue senior subordinated debt securities under the indenture and any coupons that will constitute part of our senior subordinated debt. These senior subordinated debt securities will be, to the extent and in the manner set forth in the applicable indenture supplement, subordinate and junior in right of payment to all of our “senior indebtedness” and senior to our other subordinated debt. See the discussions above under “—Senior Debt” and “—Subordinated Debt” for a more detailed explanation of our senior and subordinated indebtedness.

Interest Rate

Debt securities that bear interest will do so at a fixed rate or a floating rate. We may sell, at a discount below the stated principal amount, any debt securities which bear no interest or which bear interest at a rate that at the time of issuance is below the prevailing market rate. The relevant prospectus supplement will describe the special United States federal income tax considerations applicable to:

•	any discounted debt securities; and

•	any debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes.

Registered Global Securities

We may issue registered debt securities of a series in the form of one or more fully registered global securities. We will deposit the registered global security with a depository or with a nominee for a depository identified in the prospectus supplement relating to such series. The global security or global securities will represent and will be in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered debt securities of the series to be represented by the registered global security or securities. Unless it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred, except as a whole in three cases:

•	by the depository for the registered global security to a nominee of the depository;

•	by a nominee of the depository to the depository or another nominee of the depository; and

•	by the depository or any nominee to a successor of the depository or a nominee of the successor.

The prospectus supplement relating to a series of debt securities will describe the specific terms of the depository arrangement concerning any portion of that series of debt securities to be represented by a registered global security. We anticipate that the following provisions will generally apply to all depository arrangements.

Upon the issuance of a registered global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by the registered global security to the accounts of persons that have accounts with the depository. These persons are referred to as “participants.” Any underwriters, agents or debtors participating in the distribution of debt securities represented by the registered global security will designate the accounts to be credited. Only participants or persons that hold interests through participants will be able to beneficially own interests in a registered global security. The depository for a global security will maintain records of beneficial ownership interests in a registered global security for participants. Participants or persons that hold through participants will maintain records of beneficial ownership interests in a global security for persons other than participants. These records will be the only means to transfer beneficial ownership in a registered global security.

The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in global securities.

So long as the depository, or its nominee, is the registered owner of a registered global security, the depository or its nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a registered global security:

•	may not have the debt securities represented by a registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of debt securities represented by a registered global security in definitive form; and

•	will not be considered the owners or holders of debt securities represented by a registered global security under the indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depository for the registered global security and, if the person is not a participant, on the procedures of the participant through which the person owns its interests, to exercise any rights of a holder under the indenture applicable to the registered global security.

We understand that, under existing industry practices, if we request any action of holders, or if an owner of a beneficial interest in a registered global security desires to give or take any action which a holder is entitled to give or take under the indenture, the depository for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

Payment of Interest on and Principal of Registered Global Securities

We will make principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depository or its nominee to the depository or its nominee as the registered owner of the registered global security. None of ZBB, the trustee, or any paying agent for debt securities represented by a registered global security will have any responsibility or liability for:

•	any aspect of the records relating to, or payments made on account of, beneficial ownership interests in such registered global security;

•	maintaining, supervising, or reviewing any records relating to beneficial ownership interests;

•	the payments to beneficial owners of the global security of amounts paid to the depository or its nominee; or

•	any other matter relating to the actions and practices of the depository, its nominee or any of its participants.

We expect that the depository, upon receipt of any payment of principal, premium or interest in respect of the global security, will immediately credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the principal amount of a registered global security as shown on the depository’s records. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing instructions and customary practices. This is currently the case with the securities held for the accounts of customers registered in “street name.” Such payments will be the responsibility of participants.

Exchange of Registered Global Securities

We may issue debt securities in definitive form in exchange for the registered global security if both of the following occur:

•
the depository for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depository or ceases to be a clearing agency registered under the Exchange Act; and

•	we do not appoint a successor depository within 90 days.

In addition, we may, at any time, determine not to have any of the debt securities of a series represented by one or more registered global securities. In this event, we will issue debt securities of that series in definitive form in exchange for all of the registered global security or securities representing those debt securities.

Covenants by ZBB

The indenture includes covenants by us, including among other things that we will make all payments of principal and interest at the times and places required. The supplemental indenture establishing each series of debt securities may contain additional covenants, including covenants which could restrict our right to incur additional indebtedness or liens and to take certain actions with respect to our businesses and assets.

Events of Default

Unless otherwise indicated in the applicable prospectus supplement, the following will be events of default under the indenture with respect to each series of debt securities issued under the indenture:

•	failure to pay when due any interest on any debt security of that series, continued for 30 days;

•	failure to pay when due the principal of, or premium, if any, on, any debt security of that series;

•	default in the payment of any sinking fund installment with respect to any debt security of that series when due and payable;

•
failure to perform any other covenant or agreement of ours under the indenture or the supplemental indenture with respect to that series or the debt securities of that series, continued for 90 days after written notice to us by the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series to which the covenant or agreement relates;

•	certain events of bankruptcy, insolvency or similar proceedings affecting us; and

•	any other event of default specified in any supplemental indenture under which such series of debt securities is issued.

Except as to certain events of bankruptcy, insolvency or similar proceedings affecting us and except as provided in the applicable prospectus supplement, if any event of default shall occur and be continuing with respect to any series of debt securities under the indenture, either the trustee or the holders of at least 25% in aggregate principal amount of outstanding debt securities of such series may accelerate the maturity of all debt securities of such series. Upon certain events of bankruptcy, insolvency or similar proceedings affecting us, the principal, premium, if any, and interest on all debt securities of each series shall be immediately due and payable.

After any such acceleration, but before a judgment or decree based on acceleration has been obtained by the trustee, the holders of a majority in aggregate principal amount of each affected series of debt securities may waive all defaults with respect to such series and rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured, waived or otherwise remedied.

No holder of any debt securities will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless such holder shall have previously given to the trustee written notice of a continuing event of default and the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the relevant series shall have made written request and offered indemnity satisfactory to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding debt securities of such series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a debt security for enforcement of payment of the principal of and premium, if any, or interest on such debt security on or after the respective due dates expressed in such debt security.

Supplemental Indentures

We and the trustee may, at any time and from time to time, without prior notice to or consent of any holders of debt securities, enter into one or more indentures supplemental to the indenture, among other things:

•	to add guarantees to or secure any series of debt securities;

•
to provide for the succession of another person pursuant to the provisions of the indenture relating to consolidations, mergers and sales of assets and the assumption by such successor of our covenants, agreements, and obligations, or to otherwise comply with the provisions of the indenture relating to consolidations, mergers, and sales of assets;

•
to surrender any right or power conferred upon us under the indenture or to add to our covenants further covenants, restrictions, conditions or provisions for the protection of the holders of all or any series of debt securities;

•
to cure any ambiguity or to correct or supplement any provision contained in the indenture, in any supplemental indenture or in any debt securities that may be defective or inconsistent with any other provision contained therein;

•	to modify or amend the indenture in such a manner as to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act;

•
to add to or change any of the provisions of the indenture to supplement any of the provisions of the indenture in order to permit the defeasance and discharge of any series of debt securities pursuant to the indenture, so long as any such action does not adversely affect the interests of the holders of debt securities of any series in any material respect;

•
to add to, change, or eliminate any of the provisions of the indenture with respect to one or more series of debt securities, so long as any such addition, change or elimination shall not apply to any debt securities of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision;

•	to evidence and provide for the acceptance of appointment by a successor or separate trustee; and

•	to establish the form or terms of debt securities of any series and to make any change that does not adversely affect the interests of the holders of debt securities.

With the consent of the holders of at least a majority in principal amount of debt securities of each series affected by such supplemental indenture (each series voting as one class), we and the trustee may enter into one or more supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or modifying in any manner the rights of the holders of debt securities of each such series.

Notwithstanding our rights and the rights of the trustee to enter into one or more supplemental indentures with the consent of the holders of debt securities of the affected series as described above, no such supplemental indenture shall, without the consent of the holder of each outstanding debt security of the affected series, among other things:

•	change the final maturity of the principal of, or any installment of interest on, any debt securities;

•	reduce the principal amount of any debt securities or the rate of interest on any debt securities;

•	change the currency in which any debt securities are payable;

•	impair the right of the holders to conduct a proceeding for any remedy available to the trustee;

•	reduce the percentage in principal amount of any series of debt securities whose holders must consent to an amendment or supplemental indenture;

•	modify the ranking or priority of the securities;

•	reduce any premium payable upon the redemption of any debt securities; or

•	make any change that adversely affects the relative rights of holders of subordinated debt securities with respect to senior debt securities.

Satisfaction and Discharge of the Indenture; Defeasance

Except to the extent set forth in a supplemental indenture with respect to any series of debt securities, we, at our election, may discharge the indenture and the indenture shall generally cease to be of any further effect with respect to that series of debt securities if (a) we have delivered to the trustee for cancellation all debt securities of that series (with certain limited exceptions) or (b) all debt securities of that series not previously delivered to the trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and we have deposited with the trustee the entire amount sufficient to pay at maturity or upon redemption all such debt securities.

In addition, we have a “legal defeasance option” (pursuant to which we may terminate, with respect to the debt securities of a particular series, all of our obligations under such debt securities and the indenture with respect to such debt securities) and a “covenant defeasance option” (pursuant to which we may terminate, with respect to the debt securities of a particular series, our obligations with respect to such debt securities under certain specified covenants contained in the indenture). If we exercise our legal defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default related to the specified covenants.

We may exercise our legal defeasance option or our covenant defeasance option with respect to the debt securities of a series only if we irrevocably deposit in trust with the trustee cash or U.S. government obligations (as defined in the indenture) for the payment of principal, premium, if any, and interest with respect to such debt securities to maturity or redemption, as the case may be. In addition, to exercise either of our defeasance options, we must comply with certain other conditions, including the delivery to the trustee of an opinion of counsel to the effect that the holders of debt securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling from the Internal Revenue Service or other change in applicable Federal income tax law).

The trustee will hold in trust the cash or U.S. government obligations deposited with it as described above and will apply the deposited cash and the proceeds from deposited U.S. government obligations to the payment of principal, premium, if any, and interest with respect to the debt securities of the defeased series.

Mergers, Consolidations and Certain Sales of Assets

We may not

•	consolidate with or merge into any other person or entity or permit any other person or entity to consolidate with or merge into us in a transaction in which we are not the surviving entity, or

•	transfer, lease or dispose of all or substantially all of our assets to any other person or entity unless:

•
the resulting, surviving or transferee entity shall be a corporation organized and existing under the laws of the United States or any state thereof and such resulting, surviving or transferee entity shall expressly assume, by supplemental indenture, executed and delivered in form satisfactory to the trustee, all of our obligations under the debt securities and the indenture;

•
immediately after giving effect to such transaction (and treating any indebtedness which becomes an obligation of the resulting, surviving or transferee entity as a result of such transaction as having been incurred by such entity at the time of such transaction), no default or event of default would occur or be continuing; and

•
we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

Governing Law

The indenture and the debt securities will be governed by the laws of the State of New York.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, incorporator or stockholder of ZBB, as such, shall have any liability for any obligations of ZBB under the debt securities or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation, solely by reason of his, her, or its status as director, officer, incorporator or stockholder of ZBB. By accepting a debt security, each holder waives and releases all such liability, but only such liability. The waiver and release are part of the consideration for issuance of the debt securities. Nevertheless, such waiver may not be effective to waive liabilities under the federal securities laws and it has been the view of the SEC that such a waiver is against public policy.

Conversion or Exchange Rights

Any debt securities offered hereby may be convertible into or exchangeable for shares of our equity or other securities. The terms and conditions of such conversion or exchange will be set forth in the applicable prospectus supplement. Such terms may include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding our ability or that of the holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of such debt securities.

Concerning the Trustee

The indenture provides that there may be more than one trustee with respect to one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under a supplemental indenture separate and apart from the trust administered by any other trustee under such indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by the trustee only with respect to the one or more series of debt securities for which it is the trustee under an indenture. Any trustee under the indenture or a supplemental indenture may resign or be removed with respect to one or more series of debt securities. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange authentication and delivery (including authentication and delivery on original issuance of the debt securities) of, the debt securities of a series will be effected by the trustee with respect to such series at an office designated by the trustee.

The indenture contains limitations on the right of the trustee, should it become a creditor of ZBB to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. If the trustee acquires an interest that conflicts with any duties with respect to the debt securities, the trustee is required to either resign or eliminate such conflicting interest to the extent and in the manner provided by the indenture.

Limitations on Issuance of Bearer Debt Securities

Debt securities in bearer form are subject to special U.S. tax requirements and may not be offered, sold, or delivered within the United States or its possessions or to a U.S. person, except in certain transactions permitted by U.S. tax regulations. Investors should consult the relevant prospectus supplement, in the event that bearer debt securities are issued for special procedures and restrictions that will apply to such an offering.

DESCRIPTION OF PREFERRED STOCK WE MAY OFFER

This section describes the general terms and provisions of the preferred stock we may offer. This information may not be complete in all respects and is qualified entirely by reference to our articles of incorporation, with respect to each series of preferred stock. The specific terms of any series will be described in a prospectus supplement. Those terms may differ from the terms discussed below. Any series of preferred stock we issue will be governed by our articles of incorporation and by the certificate of designations relating to that series. We will file the certificate of designations with the SEC and incorporate it by reference as an exhibit to our registration statement at or before the time we issue any preferred stock of that series.

Authorized Preferred Stock

Our articles of incorporation authorize us to issue 10,000,000 shares of undesignated preferred stock, par value $0.01 per share. We may issue preferred stock from time to time in one or more series, without shareholder approval, when authorized by our board of directors.

Upon issuance of a particular series of preferred stock, our board of directors is authorized, to specify:

•	the number of shares to be included in the series;

•	the annual dividend rate for the series, if any, and any restrictions or conditions on the payment of dividends;

•	the redemption price, if any, and the terms and conditions of redemption;

•	any sinking fund provisions for the purchase or redemption of the series;

•	if the series is convertible, the terms and conditions of conversion;

•	the amounts payable to holders upon our liquidation, dissolution or winding up; and

•	any other rights, preferences and limitations relating to the series, including voting rights.

Our board of director’s ability to authorize, without shareholder approval, the issuance of preferred stock with conversion and other rights, may adversely affect the rights of holders of our common stock or other series of preferred stock that may be outstanding.

Specific Terms of a Series of Preferred Stock

The preferred stock we may offer will be issued in one or more series. The preferred stock will have the dividend, liquidation, redemption and voting rights discussed below, unless otherwise described in a prospectus supplement relating to a particular series. A prospectus supplement will discuss the following features of the series of preferred stock to which it relates:

•	the designations and stated value per share;

•	the number of shares offered;

•	the amount of liquidation preference per share;

•	the public offering price at which the preferred stock will be issued;

•	the dividend rate, the method of its calculation, the dates on which dividends would be paid and the dates, if any, from which dividends would cumulate;

•	any redemption or sinking fund provisions;

•	any conversion or exchange rights; and

•	any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

Rank

Unless otherwise stated in the prospectus supplement, the preferred stock will have priority over our common stock with respect to dividends and distribution of assets, but will rank junior to all our outstanding indebtedness for borrowed money. Any series of preferred stock could rank senior, equal or junior to our other capital stock, as may be specified in a prospectus supplement, as long as our articles of incorporation so permit.

Dividends

Holders of each series of preferred stock shall be entitled to receive cash dividends to the extent specified in the prospectus supplement when, as and if declared by our board of directors, from funds legally available for the payment of dividends. The rates and dates of payment of dividends of each series of preferred stock will be stated in the prospectus supplement. Dividends will be payable to the holders of record of preferred stock as they appear on our books on the record dates fixed by our board of directors. Dividends on any series of preferred stock may be cumulative or non-cumulative, as discussed in the applicable prospectus supplement.

Convertibility

Shares of a series of preferred stock may be exchangeable or convertible into shares of our common stock, another series of preferred stock or other securities or property. The conversion or exchange may be mandatory or optional. The prospectus supplement will specify whether the preferred stock being offered has any conversion or exchange features, and will describe all the related terms and conditions.

Redemption

The terms, if any, on which shares of preferred stock of a series may be redeemed will be discussed in the applicable prospectus supplement.

Liquidation

Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of ZBB, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount described in the related prospectus supplement. These distributions will be made before any distribution is made on any securities ranking junior to the preferred stock with respect to liquidation, including our common stock. If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of that series will share ratably in proportion to the full liquidation preferences of each security. Holders of our preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting

The holders of preferred stock of each series will have no voting rights, except as required by law and as described below or in a prospectus supplement. Our board of directors may, upon issuance of a series of preferred stock, grant voting rights to the holders of that series to elect additional board members if we fail to pay dividends in a timely fashion.

Without the affirmative vote of a majority of the shares of preferred stock of any series then outstanding, we may not:

•	increase or decrease the aggregate number of authorized shares of that series;

•	increase or decrease the par value of the shares of that series; or

•	alter or change the powers, preferences or special rights of the shares of that series so as to affect them adversely.

No Other Rights

The shares of a series of preferred stock will not have any preferences, voting powers or relative, participating, optional or other special rights except:

•	as discussed above or in the prospectus supplement;

•	as provided in our articles of incorporation and in the certificate of designations; and

•	as otherwise required by law.

DESCRIPTION OF COMMON STOCK WE MAY OFFER

The following summary description of our common stock is based on the provisions of our articles of incorporation or bylaws and the applicable provisions of the Business Corporation Law of the State of Wisconsin. This information may not be complete in all respects and is qualified entirely by reference to the provisions of our articles of incorporation, bylaws and the Business Corporation Law of the State of Wisconsin. For information on how to obtain copies of our articles of incorporation and bylaws, see the discussion above under the heading “Where You Can Find More Information.”

We may offer our common stock issuable upon the conversion of debt securities or preferred stock and the exercise of warrants.

Authorized Capital

We currently have authority to issue 150,000,000 shares of our common stock, par value $0.01 per share.

Voting Rights

Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of shareholders. There is no cumulative voting.

Dividend and Liquidation Rights

The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available for the payment of dividends at the times and in the amounts as our board of directors may from time to time determine. The shares of our common stock are neither redeemable nor convertible. Holders of our common stock have no preemptive or subscription rights to purchase any securities of ZBB. Upon the liquidation, dissolution or winding up of ZBB, the holders of our common stock are entitled to receive pro rata the assets of ZBB which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

We have never paid any cash dividends on our common stock.

DESCRIPTION OF WARRANTS WE MAY OFFER

We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with debt securities, preferred stock or common stock and may be attached to or separate from any offered securities. Any issue of warrants will be governed by the terms of the applicable form of warrant and any related warrant agreement which we will file as an exhibit to our registration statement at or before the time we issue any warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies (including composite currencies) in which the price of such warrants may be payable;

•	the terms of the securities purchasable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

•	the price at which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants will commence and the date on which such right shall expire;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange or exercise of such warrants.

The prospectus supplement relating to any warrants to purchase equity securities may also include, if applicable, a discussion of certain U.S. federal income tax and ERISA considerations.

Warrants for the purchase of preferred stock and common stock will be offered and exercisable for U.S. dollars only.

Each warrant will entitle its holder to purchase the principal amount of debt securities or the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement.

After the close of business on the expiration date, unexercised warrants will become void. We will specify the place or places where, and the manner in which, warrants may be exercised in the applicable prospectus supplement.

Prior to the exercise of any warrants to purchase debt securities, preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock purchasable upon exercise.

SELLING STOCKHOLDER

The following table sets forth information about the beneficial ownership of our common stock as of January 28, 2011 by TE Holdings Group LLC (f/k/a Tier Electronics LLC) (the “selling stockholder”) (such information has been provided by the selling stockholder) and after the sale of the common stock offered by the selling stockholder, assuming all such shares are sold. The selling stockholder has not committed to sell any shares under this prospectus. The number presented under "Shares of Common Stock Beneficially Owned After the Completion of the Offering" assumes that all of the shares offered by the selling stockholder are sold and that the selling stockholder acquires no additional shares of our common stock before the completion of this offering. The selling stockholder may offer all, some or none of the shares of our common stock beneficially owned by the selling stockholder. The percentages of shares owned are based on 26,230,810 shares of our common stock outstanding as of January 28, 2011, which includes the outstanding shares of common stock offered by this prospectus. The shares offered by this prospectus may be offered from time to time by the selling stockholder named below. The selling stockholder acquired the shares pursuant to the terms of an Asset Purchase Agreement dated as of January 21, 2011 among us, Tier Electronics LLC (f/k/a DCDC Acquisition Company LLC) (our wholly-owned subsidiary), the selling stockholder and Jeffrey Reichard, the sole member of the selling stockholder.  In connection with the Purchase Agreement, Jeffrey Reichard entered into an employment agreement with us.  Pursuant to his employment agreement, Mr. Reichard became our Vice President of Electronics Development, the President of Tier Electronics LLC, a member of our Board of Directors and a member of the Board of Directors of Tier Electronics LLC.  In connection with the Purchase Agreement, Tier Electronics LLC also entered into an employment agreement with Joanne Reichard, Mr. Reichard’s wife, pursuant to which she will serve as Vice President of Tier Electronics LLC and as a member of its Board of Directors.

Name of Selling Stockholder(1)	Shares of Common Stock Beneficially Owned Prior to the Offering		Shares of Common Stock Being Registered	Shares of Common Stock Beneficially Owned After the Completion of the Offering
	Number	Percent		Number	Percent
TE Holdings Group LLC(2)	800,000	3.05%	800,000	—	—
______________

(1)
Throughout this prospectus, when we refer to the "selling stockholder," we mean the person listed in the table above, as well as the pledges, donees, assignees, transferees, successors and others who later hold the selling stockholder's interests, and when we refer to the shares of our common stock being offered by this prospectus on behalf of the selling stockholder, we are referring to the shares of our common stock held by the selling stockholder.

(2)
Jeffrey Reichard, as sole member of the selling stockholder, has voting and investment power with respect to such shares. The principal address for TE Holdings Group LLC is W353 N6318 Marina Drive, Oconomowoc, WI 53066.

PLAN OF DISTRIBUTION

Securities Offered in a Primary Offering

We may sell the securities offered by this prospectus to one or more underwriters or dealers for public offering, through agents, directly to purchasers or through a combination of any such methods of sale.  The name of any such underwriters, dealers or agents involved in the offer and sale of the securities, the amounts underwritten and the nature of its obligation to take the securities will be specified in the applicable prospectus supplement.  We have reserved the right to sell the securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.  The sale of the securities may be effected in transactions (a) on any national or international securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, (b) in the over-the-counter market, (c) in transactions otherwise than on such exchanges or in the over-the-counter market or (d) through the writing of options.

We and our agents and underwriters, may offer and sell the securities at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.  The securities may be offered on an exchange, which will be disclosed in the applicable prospectus supplement.  We may, from time to time, authorize dealers, acting as our agents, to offer and sell the securities upon such terms and conditions as set forth in the applicable prospectus supplement.

If we use underwriters to sell securities, we will enter into an underwriting agreement with them at the time of the sale to them.  In connection with the sale of the securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent.  Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement to the extent required by applicable law.  Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions (which may be changed from time to time) from the purchasers for whom they may act as agents.

Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.  Unless otherwise indicated in the applicable prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase debt securities as a principal, and may then resell the debt securities at varying prices to be determined by the dealer.

If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase offered securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.  Such contracts will be subject to any conditions set forth in the applicable prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.  The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution towards certain civil liabilities, including any liabilities under the Securities Act.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities.  These may include over-allotment, stabilization, syndicate short covering transactions and penalty bids.  Over-allotment involves sales in excess of the offering size, which creates a short position.  Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.  Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions.  Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions.  These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be.  These transactions, if commenced, may be discontinued by the underwriters at any time.

Any securities other than our common stock issued hereunder may be new issues of securities with no established trading market.  Any underwriters or agents to or through whom such securities are sold for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice.  No assurance can be given as to the liquidity of the trading market for any such securities.  The amount of expenses expected to be incurred by us in connection with any issuance of securities will be set forth in the applicable prospectus supplement.  Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, us and certain of our affiliates in the ordinary course of business.

During such time as we may be engaged in a distribution of the securities covered by this prospectus we are required to comply with Regulation M promulgated under the Exchange Act.  With certain exceptions, Regulation M precludes us, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.  Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.  All of the foregoing may affect the marketability of our shares of common stock.

Common Stock Offered by the Selling Stockholder

The shares of common stock covered by this prospectus may be offered and sold from time to time by the selling stockholder. The term “selling stockholder” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholder may offer and sell the shares of common stock covered by this prospectus from time to time on any stock exchange on which the shares are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at prices otherwise negotiated. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale, and we cannot assure you that the selling stockholder will sell all or any portion of the shares offered hereby. We will not receive any proceeds from the sale of shares of common stock by the selling stockholder.

The selling stockholder may offer and sell the shares of common stock covered by this prospectus by one or more of the following methods, including, without limitation:

•	block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	“at the market” transactions to or through market makers or into an existing market for our common stock;

•	in privately negotiated transactions;

•	short sales;

•	in options, swaps or other derivative transactions that may or may not be listed on an exchange;

•	one or more underwritten offerings on a firm commitment or best efforts basis; or

•	any combination of the above.

The selling stockholder may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares. These brokers, dealers or underwriters may act as principals or as agents of the selling stockholder. Broker-dealers may agree with the selling stockholder to sell a specified number of the shares of common stock at a stipulated price per share. If a broker-dealer is unable to sell shares of common stock acting as agent for the selling stockholder, it may purchase as principal any unsold shares of common stock at the stipulated price. Broker-dealers who acquire shares of common stock as principals may thereafter resell the shares of common stock from time to time in transactions in any stock exchange on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

To the extent required under the Securities Act, the aggregate amount of the shares of common stock being offered by the selling stockholder and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offering will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the selling stockholder or purchasers of the selling stockholder’s shares, for whom they may act, which compensation as to a particular broker-dealer might be in excess of customary commissions.

Any underwriters, brokers, dealers or agents that participate in the distribution of the shares of common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the shares of common stock sold by them may be deemed to be underwriting discounts and commissions.

The selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholder, including, without limitation, in connection with distributions of the shares of common stock by those broker-dealers. The selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares of common stock offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities.

The selling stockholder and other persons participating in the sale or distribution of the shares of common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of shares of common stock in the market and to the activities of the selling stockholder and its affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the securities.

The selling stockholder may also sell or distribute the shares in accordance with Rule 144 under the Securities Act rather than pursuant to this prospectus (including distributions to the selling stockholder’s limited partners who may in turn sell such shares in accordance with Rule 144), regardless of whether the shares are covered by this prospectus.

We will make copies of this prospectus available to the selling stockholder and any of their successors in interest for purposes of satisfying the prospectus delivery requirements of the Securities Act, if applicable.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement; provided, however, that the selling stockholder will pay all underwriting discounts and selling commissions, if any, fees and expenses of counsel for the selling stockholder or subsequent holders, and transfer taxes and other expenses, if any, relating to the sale or disposition of such holder’s common stock.  Pursuant to the registration rights agreement with the selling stockholder, we have agreed to indemnify in certain circumstances the selling stockholder against certain liabilities, including certain liabilities under the Securities Act. The selling stockholder has agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. Both we and the selling stockholder may indemnify any underwriter that participates in transactions involving the sale of common stock against certain liabilities, including liabilities arising under the Securities Act.

In order to comply with the securities laws of some states, if applicable, the shares of common stock offered by this prospectus must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states, the shares of common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

LEGAL MATTERS

The validity and legality of the securities offered hereby and certain other legal matters will be passed upon for us by Godfrey & Kahn, S.C., Milwaukee, Wisconsin.

EXPERTS

The consolidated financial statements of ZBB Energy Corporation and subsidiaries at June 30, 2010, included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2010 incorporated by reference in this prospectus and the registration statement of which this prospectus is a part, have been audited by PKF LLP, (formerly known as PKF, Certified Public Accountants, A Professional Corporation), independent registered public accounting firm, as set forth in their report thereon appearing therein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.